EXHIBIT 10.44

AMENDMENT 12

This Amendment 12 ("Amendment") by and between Cisco Systems, Inc. ("Cisco"), a California corporation having its principal place of business at 170 West Tasman Drive, San Jose, CA, 95134, and INX Inc. ("Integrator"), a Delaware corporation having its principal place of business at 1955 Lakeway Drive, Suite 220, Lewisville, TX 75057, is entered into as of the date last written below ("Effective Date").

WHEREAS, Cisco and Integrator have previously entered into the Systems Integrator Agreement dated November 13, 2001, as amended ("Agreement"), and

NOW WHEREFORE, the parties agree to amend the Agreement as follows:

1.	Exhibit I, Partner Essential Operate Services Exhibit and Appendixes A-E thereto are hereby incorporated into the Agreement.

All other terms and conditions of the Agreement remain unchanged and in full force and effect. This Amendment and the Agreement as amended are the complete agreements between the parties hereto regarding this subject matter. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. In the event of a conflict between the Agreement and this Amendment, this Amendment will prevail with regard to the subject matter herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed. Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Amendment.

EXHIBIT I
PARTNER ESSENTIAL OPERATE SERVICES EXHIBIT

This Partner Essential Operate Services Exhibit (“Exhibit”) supplements the Agreement and all the terms and conditions of the Agreement apply to this Exhibit. To the extent there is a conflict between the Agreement and this Exhibit, the terms of this Exhibit shall take precedence over the terms and conditions of the Agreement with regard to the subject matter described herein. This Exhibit, together with the Agreement, supersedes any prior or contemporaneous agreement that covers the same subject matter.

1.0    DEFINITIONS

1.1	“ATP” means Cisco’s Advanced Technology Provider Program.

1.2
“Bug Fix” means an error correction, patch or workaround for the Software, which either comprises new Software or is a network-bootable Software image as determined by Cisco and that is provided to Integrator by Cisco and which may comprise a Maintenance Release but which shall not comprise a Minor or Major Release.

1.3	“Equipment List” means the Cisco approved Software list for each supported End User that identifies the Software supported under this Exhibit.

1.4
“First Level Support” means (a) the ability to provide general Software information (pre-sales and post-sales), Software configuration, installation, and Update and Feature Set Upgrade support, (b) base problem determination and collection of relevant technical information, (c) filtering non-technical problems from technical problems, (d) resolution of obvious Software problems and known problems (through documentation available on Cisco.com or other local resources), (e) provision of basic internetworking troubleshooting expertise, (f) providing basic support on the standard Software protocols and features, (g) collection of captured network traces and diagnostic data, (h) providing regular problem resolution status reports to the End User, and (i) maintenance of knowledge of the End User's network.

1.5
“Maintenance Release” means an incremental release of Software that provides maintenance fixes and may provide additional Software functions. Maintenance releases are designated by Cisco as a change in the digit(s) to the right of the tenths digit of the Software version number [x.x.(x)] or to the right of he hundredths digit of the Software version number [x.x.x.(x)].

1.6
“Major Release” means a release of Software that provides additional Software features and/or functions. Major Releases are designated by Cisco as a change in the ones digit of the Software version number [(x).x.x].

1.7
“Minor Release” means an incremental release of Software that provides maintenance fixes and additional Software features. Minor Releases are designated by Cisco as a change in the tenths digit(s) of the Software version number [x.(x).x].

1.8	“Other Software” means Software that an End User acquired from sources other than Integrator.

1.9
“Second Level Support” means (a) resolution of the majority of complex configuration problems by troubleshooting and simulation (i.e, recreates), (b) resolution of most Software problems; determination of Software specification defects, (c) provision of lab simulation and problem replication, (d) performance of interoperability and compatibility testing for new Software releases prior to being deployed into production network, (e) definition of an action plan for troubleshooting/resolution, (f) provision of advanced support on all Software protocols and features, (g) use of external analyzing tools when appropriate, (h) analysis of traces and diagnostic data when appropriate, (i) provision of workarounds for Software bugs (where present or alternate functionalities allow it) and troubleshooting bugs that were not diagnosed or resolved during First Level Support, and (j) provision of contact with complete steps to reproduce a problem in event of escalation to Third Level Support.

1.10
“Software” means the Software either made available by Cisco’s Customer Contact Business Unit (“CCBU”), except Cisco’s Call Manager Software, and includes but is not limited to Cisco’s (a) Intelligent Contact Management (“ICM”) software and Cisco Customer Interaction Suite software, (b) Internet Protocol Customer Contact Group, (c) ICD software and Cisco IVR software, and (d) other software which Cisco designates as CCBU Software, or Cisco Unified MeetingPlace and Cisco Unified MeetingPlace Express Software made available by Cisco’s Unified Communications Business Unit.

1.11	“Specialization” or “Specialized” means a classification, further described on Cisco.com, assigned by Cisco to an Integrator that has demonstrated expertise in a specific technology focused area.

1.12
“Third Level Support” means (a) the ability to resolve unknown problems such as problems reported to TAC for the first time in which no documentation exists for the problem on Cisco.com or any other format, (b) resolution of problems associated with an identified bug that is not yet published on Cisco.com, (c) provision of workarounds for Software bugs and troubleshooting bugs that require a specialized expertise level beyond First or Second Level Support, (d) issue reproduction with complex lab simulations, (e) provision of interface with Software development engineering support for resolution of Software defects, and (f) identification of interoperability issues that may be caused by third party software/hardware.

1.13
“Third Party Products” means third party hardware and software, and all upgrades thereto, that are designated by Cisco as required for (a) the operation of Software in conformance with Cisco’s applicable Software documentation, and (b) Cisco’s support of the Software in accordance with this Exhibit.

2.0    SCOPE

2.1
Support Services. The support hereunder is intended for an Integrator who supports End Users under Integrator’s own brand of service. Cisco will provide services described hereunder to Integrator as backup to its technical capabilities; provided however, that Integrator will retain primary responsibility for providing support to its End Users and Cisco shall have no obligation to provide support directly to End Users.

2.2
Certification. Unless otherwise specified, Integrator must be designated by Cisco as an Advanced Technology Provider (“ATP”) or a Specialized Integrator in order to participate in the support program described in this Exhibit, subject to the ATP or Specialization requirements to support the Software as shown on Appendix C (ATP/Specialization Guideline). During any period in which Integrator does not attain or maintain ATP status or its Specialization status shown in Appendix C, Cisco may provide support directly to End Users, or allow Integrator to subcontract such support from Cisco on behalf of End Users, and in both cases, Cisco will provide such support in accordance with Cisco’s prevailing rates and standard support terms and conditions then in effect for End Users.

3.0    CISCO RIGHTS AND OBLIGATIONS

In consideration of the service fee paid by Integrator, Cisco will provide the following services to Integrator:

3.1	Technical Support.

3.1.1
Cisco shall provide 24-hour 7-days per week access to Cisco’s TAC for Third Level Support. Cisco will respond to Integrator within one (1) hour to all calls received during Standard Business Hours and to Severity 1 and 2 calls received outside Standard Business Hours. For Severity 3 and 4 calls received outside Standard Business Hours, Cisco will respond no later than the next business day. Cisco TAC interfacing with Integrator’s technical response center staff will be English speaking.

3.1.2
Cisco will supply the appropriate level of technical resources based on problem severity and elapsed time to assist Integrator with problem resolution and to ensure adherence to Cisco’s Problem Prioritization and Escalation Guideline as described in Appendix A. If mutually agreed between Cisco and Integrator that Cisco on-site technical resources are required for resolution, Cisco will dispatch the necessary level of technical support to assist Integrator at Cisco’s then current time and materials or noncontract rates.

3.2	Software Support.

3.2.1
Software Releases. Cisco will make Maintenance and Minor Releases for Software available, when released by Cisco as follows: (a) via download from Cisco.com (as available), and (b) shipment of Software media as specified below. Cisco will provide supporting documentation with each release as follows: (a) on CD ROM; or (b) one paper copy, which shall be included in each shipment. Cisco will not provide Major Releases of Software under this Exhibit.

3.2.2	Release Support. Cisco, in meeting any support obligations, may require Integrator's End User to install the latest release of Software.

3.2.3
Cisco will arrange shipments of Maintenance and Minor Releases to Integrator via express transportation (freight and insurance charges included). Integrator requests for alternate carriers will be at Integrator’s expense.

3.2.4
Software releases and supporting documentation will be made available from the Cisco.com Software Center (www.cisco.com/software) or on physical media such as CDROM, through the Cisco Product Upgrade Tool (www.cisco.com/upgrade). Applicable supporting documentation is limited to one copy per release. Additional copies may be purchased from Cisco.

3.3
Cisco.com Access. Cisco will provide an appropriate level of Integrator access to Cisco.com. Cisco.com is available to End Users upon approval by Integrator pursuant to the process in Appendix B (“Partner Initiated Customer Access” – “PICA”). This system provides the End User with technical and general information about Software and access to Cisco’s on-line Software center library. Cisco.com may be subject to access restrictions as determined by Cisco from time to time.

3.4
Special Requirements. For some Software added to the Price List, including Software which become Cisco Software as a result of an acquisition by Cisco of another entity, Cisco may impose, installation, or training requirements on Integrator prior to allowing Integrator to buy and/or support such Software from Cisco.

3.5
Right to Provide Support Directly. Notwithstanding anything in the Agreement to the contrary, Cisco reserves the right to provide support directly to End Users, even if Integrator is providing support to such End Users.

4.0    INTEGRATOR RIGHTS AND OBLIGATIONS

4.1	General.

4.1.1	Integrator shall endeavor to verify the existence of a Software problem, asapplicable, prior to requesting support from the TAC.

4.1.2	Integrator is responsible for managing its support agreements with each End User.

4.1.3
Integrator shall establish problem priorities with End User consistent with thedefinitions in Cisco’s Problem Prioritization and Escalation Guideline (Appendix A). Integrator will use commercially reasonable efforts to ensure that End User understands and follows the Escalation Guidelines.

4.1.4
Advanced Technology Provider and/or Specialization Programs. Integrator shall ensure that its status as an Advanced Technology Provider and that any applicable Specialization status is maintained for the period during which Integrator provides services to its End Users as set forth in this Exhibit. In the event Integrator has not achieved its ATP status within six (6) months from the effective date of this Exhibit, this Exhibit shall not extend beyond twelve (12) months from the effective date of this Exhibit and Integrator shall not be able to support Software that require ATP status as shown in Appendix C.

4.2	Technical Support.

4.2.1
Staff. Integrator shall maintain a competent technical support staff of full-time direct employees to provide, at minimum, First and Second Level Support and shall provide the services hereunder in accordance with the ATP of Specialization requirements associated with the Software identified in Appendix C. Technical support person(s) shall be familiar with Cisco TAC protocol and procedures and Cisco logistics/RMA processes and procedures.

(a)	Integrator's technical response center staff interfacing with Cisco TAC must be English speaking.

(b)	Focal Points. Integrator will identify:

(i)
a designated relationship manager to serve as the servicebusiness focal point for Cisco’s monitoring of support services provided herein and for participation in quarterly meetings regarding the program performance metrics, and

(ii)	a duty manager to serve as Cisco’s contact under thePrioritization and Escalation Guideline per Appendix A.

Integrator will promptly notify Cisco of any changes of the designated relationship manager and duty manager and will ensure that Cisco is provided with up-to-date contact information for such persons.

4.2.2
Integrator shall provide End User with 24-hour 7-days per week access to Integrator's technical response center. Integrator shall respond to End User within one (1) hour for all calls received during Standard Business Hours and for Severity 1 and 2 calls received outside Standard Business Hours.

4.2.3
Integrator must report to Cisco TAC unresolved network problems identified by End User as Cisco Software-related after Integrator has performed its First and Second Level Support obligations. Integrator will report all unresolved Severity 1 and Severity 2 problems to Cisco by telephone. Unresolved Severity 3 and Severity 4 problems may be reported viaCisco.com or telephone.

4.2.4
Integrator shall open and close all cases on behalf of End User. Integrator will be the focal point in all cases until closed upon mutual agreement. Integrator must communicate case information to End User, and provide Cisco with the entire history of case and any additional information required by Cisco to resolve End User's problem.

4.2.5	Cisco’s ability and obligation to provide the support services contained herein is subject to Integrator's adherence to Cisco’s Problem Prioritization and Escalation Guideline described in Appendix A.

4.2.6	Integrator shall facilitate access to the Software such that problems may be diagnosed and corrected remotely via the internet or via modem access.

4.2.7
To open cases with Cisco's TAC, Integrator shall provide Cisco with service entitlement information that includes, but is not limited to, the service contract number (under which Software is supported) and serial number of the defective part.

4.2.8	Integrator shall provide electronic case management to its End User.

4.3
Cisco.com Access. Integrator will administer and authorize registered End User access to Cisco.com via the Partner Initiated Customer Access ("PICA") process described in Appendix B of this Exhibit. End User’s access level shall include the ability to receive individual case status and access to Cisco’s on-line software library. Integrator shall not disclose its partner-level Cisco.com access information.

4.4
Integrator shall provide information to End User as needed to enable End User toreceive the support services hereunder, including but not limited to an Integrator problem prioritization and escalation guideline substantially similar in format to Cisco’s Problem and Prioritization and Escalation Guidelines (Appendix A) and End User's PICA number to access information related to the support services hereunder. Integrator acknowledges that Cisco information contained in Appendix A, which includes but is not limited to the escalation guideline and the TAC phone numbers, shall not be provided to End Users.

4.5	Records. Integrator will maintain records of all Software serial numbers and Cisco service contract numbers in use at all End User sites.

4.6	On-site Problem Resolution. Integrator shall have the ability to go to the End User’ssite to provide problem resolution.

4.7	Taxes. Integrator is responsible for all-applicable taxes, fees and duties associated with the delivery of Services under this Exhibit.

4.8	Integrator Contact Distribution Lists. Integrator will establish electronic mail distributionlists (for example, aliases) for all Integrator contacts.

4.9	Software Support.

4.9.1	Duplication Rights. No duplication rights of any kind are granted by Cisco for the Software.

4.9.2
Distribution Rights.Cisco grants Integrator the right to distribute Maintenance and Minor Releases only to End Users currently licensed to use the Software and only for which Integrator has paid Cisco the applicable annual support fees.

4.9.3	Integrator will (a) generate workaround solutions to reported Software problems, or (b) implement a Cisco-developed patch to Software.

4.10
Integrator Support for Other Software. Integrator may receive support services from Cisco hereunder for Other Software, regardless of when the Other Software were purchased, under the following conditions: (a) Integrator provides Cisco with a request to support Other Software and a list including the Software(s) and serial number(s) to be supported; and (b) pays the fees set out in this Exhibit for the Other Software. Integrator may only support Other Software for which Integrator is qualified under the Advanced Technology Provider Initiative or the Specialization Program.

4.11	Entitlement.

4.11.1
End User Software Usage. Integrator acknowledges that End User may have access to Cisco’s on-line Software library that contains, amongst other things, Software releases, images, bug fixes and patches for all Cisco Software and End User is only entitled to download information for Software(s) supported hereunder for which applicable license fees have been paid. Integrator shall assist Cisco with enforcement of End User entitlement as necessary and to provide Cisco with such information as Cisco may require to enable Cisco to monitor and enforce End User entitlement levels.

4.11.2
End User Support. Integrator acknowledges that for certain End User Software configurations and/or for certain End User Software licenses that are based on a per seat or per user license or other specific license or use terms, End User will be required to have its entire configuration including but not limited to all seats and/or users supported. Services provided by Cisco are conditioned upon Integrator ensuring that such End User configurations and/or seats or users are under support.

4.12
Customer Satisfaction Survey. Cisco reserves the right to survey End Users under Integrator support for Software for the limited purpose of ensuring customer satisfaction with the Software and Integrator support. For such purposes, Integrator shall provide Cisco with End User contact information.

4.13
Direct Services Option. This option is only available for Software from CCBU’s IPCC Express Series of Software. For IPCC Express Software for which Integrator opts to resell Cisco brand services to be delivered directly by Cisco to the End User in accordance with Appendix D, Integrator shall not be responsible for providing the services specified in Sections 4.2 for such End User’s covered Software. For Software for which Cisco is providing Cisco brand services, Integrator will not be entitled to any of the services described in Section 3.1 to 3.3.

5.0    SERVICES NOT COVERED UNDER THIS EXHIBIT.

5.1
Any customization or installation of Software (including installation of Maintenanceand Minor Releases), and/or labor to install Software or any assistance in the installation of the Software. Unless otherwise agreed to by the parties, any installation assistance shall be at Cisco’s then-current time and materials rates.

5.2
Cisco shall not be required to perform any on-site support under this Exhibit. If Ciscois requested to perform on-site diagnostic and remedial maintenance, except when mutually agreed, Integrator shall reimburse Cisco for all labor and travel expenses at Cisco’s then-current time and material rates.

5.3	Support or replacement of Software that is altered, modified, mishandled, destroyedor damaged by natural causes or damaged during unauthorized use.

5.4
Services to resolve Hardware or Software problems resulting from or related to ThirdParty Products or causes beyond Cisco’s control or Integrator’s failure to perform its responsibilities under this Exhibit.

5.5	Support or replacement of Third Party Products.

5.6	Any Hardware upgrades, or third party hardware or software upgrades, required torun new or updated Software.

5.7	Services for Software for which Integrator has not paid the appropriate support feesto Cisco.

5.8	Electrical or site work external to the Software.

5.9	Support or replacement of Hardware.

6.0   CISCO SERVICE FEES, PAYMENT TERMS AND CHANGES.

6.1	Integrator shall pay the following fees:

6.1.1
Year 1 Support Fee (Full Entitlement): Integrator shall pay support fees annually in advance. Support fees for the initial twelve (12) months from the date of Software purchase shall be charged against all server/client licenses purchased by Integrator and calculated at Cisco’s then-current Services list price less a discount of forty-seven (47%) percent. Year 1 support fees are payable on: (a) Software purchased under this Agreement, (b) Software purchased by Integrator from an authorized reseller; and (c) Other Software.

6.1.2
Subsequent Year(s) Support Fee (Selective Entitlement): Integrator shall pay support fees annually in advance at time of Software support renewal. For each server/client license that Integrator elects to have supported, the annual support fees shall be calculated at Cisco’s then current Services list price less a discount of forty-seven (47%) percent.

6.1.3
Incidental Expenses. Integrator agrees to pay all travel and out-of-pocket expenses if Cisco is requested by Integrator to perform on-site services or services outside the scope of this Exhibit. Engineering time will be billed at the then-current applicable time and materials rates. Cisco reserves the right to charge for travel time.

6.1.4	Reinstatement Fees. Certain Software for which support has lapsed may be subject to Cisco’s prevailing reinstatement fees.

6.2	Support for Software in Integrator’s installed base can be transferred to anotherCisco authorized Integrator under the following conditions:

6.2.1
Integrator provides Cisco with a notification including (a) identification of theSoftware and any identification number for which support is being transferred, and (b) the date of the transfer and the Cisco authorized Integrator to whom support is being transferred. An authorized Integrator must be an Integrator who is an Advanced Technology Provider or maintains its Specialization status.

6.2.2.	Cisco receives confirmation of such transfer and payment of the service fee for the Software from the Cisco authorized Integrator who will be assuming support.

6.3
With respect to Software licensed or supported by Integrator prior to becoming anAdvanced Technology Provider or completing its Specialization Program, upon expiration of support for Software for which Integrator currently has under a support program, Integrator shall pay all applicable fees hereunder within thirty (30) days of invoice by Cisco. Software for which Integrator has under an existing support program shall not be renewed under the existing program but shall become part of this Exhibit.

6.4
Cisco will provide information necessary for prompt issuance of a purchase order orsimilar document by Integrator, when required. Integrator will provide a purchase order for the services defined herein no later fifteen (15) days from Cisco's request.

6.5	Integrator is responsible for all applicable taxes, fees and duties associated with thedelivery of services under this Exhibit.

7.0    TERMINATION/SUSPENSION OF PERFORMANCE.

In addition to all rights and remedies which it may have under the Agreement, Cisco may suspend its performance or services hereunder for all Software covered under this Exhibit, whether the Software was purchased prior to or subsequent to the Effective Date of this Exhibit, immediately upon notice if (i) Integrator fails to pay for the services when due and fails to make such payment within fifteen (15) days after notice from Cisco of such past due payment, or (ii) if Integrator breaches the provisions of Section 8, hereof or (iii) for particular Software, if Cisco ends support for such Software or (iv) the Agreement terminates. If, at any time, Integrator fails to attain or maintain Advanced Technology Provider status or Specialization status, as required hereunder, with respect to a Software and/or geographic area applicable to Integrator, then Cisco shall have the right to suspend or terminate Integrator’s distribution, support and other rights under the Agreement with respect to such Software(s) and/or geographic area(s). Upon expiration or termination as specified in this Exhibit or the Agreement, (i) all rights and licenses of Integrator hereunder shall terminate, (ii) Integrator shall immediately discontinue all representations that it provides Cisco-supported maintenance services for the Software, and (iii) End User access to Cisco.com shall terminate.

8.0    SOFTWARE LICENSE.

Integrator acknowledges that it may receive Software as a result of Services provided under this Exhibit. Integrator agrees that it is licensed to distribute through sublicensing such Software and Maintenance, Major and Minor Releases for which it has paid the applicable license fees under this Exhibit and subject to the terms and conditions of the Software license granted with the original license of the Software. Integrator shall not copy, in whole or in part, Software or Documentation; modify the Software, reverse compile or reverse assemble all or any portion of the Software; or rent, lease, distribute, sell, or create derivative works of the Software. Integrator shall not upgrade to a feature set other than that which was licensed at the time of original Software license unless applicable license and support fees are paid. To the extent required by law, at End User's request, Cisco shall provide End User with the interface information needed to achieve interoperability between the Software and another independently created program, on payment of Cisco's applicable fee. End User shall observe strict obligations of confidentiality with respect to such information.

9.0    GENERAL.

9.1
Disclosure of Contract Information. Integrator acknowledges and agrees that in no event shall any of the information contained in this Exhibit, Integrator's Agreement number, Cisco.com access information, or Integrator’s access number, be disclosed to any third party. Such information shall be considered Confidential Information under the Agreement.

9.2
Representations and Warranties. Integrator shall not make any representations or warranties on behalf of Cisco, except as expressly authorized herein or as expressly authorized by Cisco in writing. Neither Integrator nor Cisco will make any obligation to provide services to End Users on behalf of the other, nor commit the resources of the other to End Users.

9.3
Renewal of Support Agreements. Prior to expiration of a service contract: (a) Cisco, or its authorized agents, may send reminders to both Integrator and its End User; and (b) upon request by Cisco, Integrator will reconfirm the End User’s identity and service contract numbers of the expiring service contract(s); and (c) Integrator will (i) initiate the renewal process with its End User and forward to Cisco the completed renewal with Purchase Order or (ii) notify Cisco of Integrator’s intent to cancel Services. If, upon the expiration date of Cisco services for the Equipment, Cisco has not received a purchase order for the renewal, Cisco, or its authorized agents, may contact the End User to arrange for the renewal of Cisco services for the subject Equipment either directly with Cisco or via another Cisco-authorized reseller.

EXHIBIT I — APPENDIX A
CISCO PROBLEM PRIORITIZATION AND ESCALATION GUIDELINE

To ensure that all problems are reported in a standard format, Cisco has established the following problem severity definitions. These definitions will assist Cisco in allocating the appropriate resources to resolve problems. Integrator must assign a severity to all problems submitted to Cisco.

PROBLEM SEVERITY DEFINITIONS:

Severity 1:
End User’s production network is down causing critical impact to business operationsif service is not restored quickly. No workaround is available. Cisco, Integrator and service Provider or End User are willing to commit full-time resources around the clock to resolve the situation.

Severity 2:
End User’s production network is severely degraded impacting significant aspects ofbusiness operations. No workaround is available. Cisco, Integrator and End User are willing to commit full-time resources during business hours to resolve the situation.

Severity 3:	End User’s network performance is degraded. Network functionality is noticeablyimpaired but most business operations continue.

Severity 4:	End User requires information or assistance on Cisco product capabilities,installation, or configuration.

Cisco encourages Integrator to reference this guide when Integrator-initiated escalation is required. If Integrator does not feel that adequate forward progress or the quality of Cisco service is satisfactory, Cisco encourages Integrator to escalate the problem ownership to the appropriate level of Cisco management by asking for the TAC Duty Manager.

CISCO ESCALATION GUIDELINE:

Elapsed Time	Severity 1	Severity 2	Severity 3	Severity 4
1-Hour	Customer Engineering Manager
4-Hour	TechnicalSupport Director	Customer Engineering Manager
24-Hour	Vice President Customer Advocacy	Technical Support Director
48-Hour	President (CEO)	Vice President Customer Advocacy
72-Hour			Customer Engineering Manager
96-Hour		President (CEO)	Technical Support Director	Customer Engineering Manager

Note: Severity 1 problem escalation times are measured in calendar hours 24 hours per day, 7 days per week. Severity 2, 3 and 4 escalation times correspond with Standard Business Hours.

The Cisco Manager to which the problem is escalated will take ownership of the problem and provide the Integrator with updates. Cisco recommends that Integrator-initiated escalation begin at the Technical Manager level and proceed upward using the escalation guideline shown above for reference. This will allow those most closely associated with the support resources to correct any service problems quickly.

Accessing TAC:
North America, South America:	+1-800-553-2447 or +1-408-526-7209
Europe, Middle East, and Africa:	+32-2-704-5555
Asia Pacific:	+1-800-805-227 or +61-2-935-4107

EXHIBIT I — APPENDIX B
CISCO CONNECTION ONLINE
PARTNER INITIATED CUSTOMER ACCESS (PICA)

Integrator Responsibility

Integrator shall nominate two (2) employees (“CCO Access Administrators”) who may use the Cisco.com administrative tools to grant Service Provider or End User to Cisco.com.

Integrator shall forward the following information to Cisco (via electronic mail to “ccoteam@cisco.com”), as soon as practicable, for the nominated persons:

1.	Current Service Agreement number with Cisco;
2.	Cisco.com user ID(s); and
3.	Internet email addresses (if established).

The CCO Access Administrators will be responsible for:

1.	providing Cisco.com access to Service Providers or End Users;
2.
assisting Cisco in verifying Cisco.com users previously registered, whereby Integrator submitted Service Provider or End User Cisco.com Access Requests on behalf of their End Users. Assist in moving End Users from the older process to the PICA process;

3.	disabling End User’s PICA access when a Service Provider or End User is no longer eligible; and
4.
ensuring that the Service Providers and End Users only download Software for use with Software for which applicable support fees have been paid, and shall pay to Cisco applicable support fees for any Software for which support is received through use of the procedures described in this Appendix B, regardless of whether or not such Software was originally sold by Integrator to End User.

Integrator Employee Registrations

Integrator’s employees must continue to use the existing system of registering (i.e. with their Service Agreement number). To ensure correct access, Integrator’s employees should never use a special PICA account number for registering online.

End User Eligibility for Cisco.com Access

Service Provider’s and End User’s access to Cisco.com may commence when the Service Provider or End User, as the case may be, has purchased a Cisco Software, or service for Cisco Software(s) from the Integrator, and has a support agreement with that Integrator.

PICA Process Overview

1.	Cisco will assign a unique account number prefix to the nominated person(s) if one does not already exist.
2.
This prefix is the basis for the new account numbering scheme for the Service Provider or End Users (i.e. FJLxxxx). Each End-User will have a different number following the prefix (i.e. FJL2001,FJL2004,FJL 2035 etc )

3.	If the Integrator wishes to provide Service Provider or End User access to Cisco.com, the CCO Access Administrator must log onto Cisco.com and use the PICA administration tool to provide such access.
4.
Once the PICA administration tool option is selected, three fields will appear. The first field is an input field for the name of the Service Provider or End User, the second field is a selectable list of countries and the third is a selectable field for Software download entitlement for this End User (either yes or no).

5.	When correctly entered, selected and executed, Cisco.com will generate a unique account number just for that Service Provider or End User, which will be displayed on-screen (e.g. FJL1012).
6.
After the account number is generated online, the account number may only be published within the Service Provider or End User organization. Only one number per Service Provider or End User organization is normally permitted.

7.	Any number of Service Provider or End User employees may register on Cisco.com with that account number (e.g. FJL1012). A unique user ID will be generated for each user that registers.
8.	For security reasons, generic or group accounts are not permitted under any circumstances.
9.	For each registration performed, an email can be automatically sent to the CCO Access Administrator with the newly registered user's online details, as entered.
10.	Disabling Service Provider or End User Cisco.com access will also be an option on the administrative tools.

EXHIBIT I – APPENDIX C

ATP/Specialization Guideline

The following table shows the types of ATPs or Specializations necessary to support specific Software.

Software	Qualification / Certification Requirement
ICSG Software Applications / Contact Center S/W Applications	Unified Customer Contact Enterprise and / or IPCC ATP
ICD and IP IVR Software Applications	Unified Communications Specialization
Cisco Unified MeetingPlace	Rich Media Communications ATP

EXHIBIT I — APPENDIX D
CISCO BRAND SERVICES RESALE

This appendix supplements the Agreement and all the terms and conditions of the Agreement apply to this appendix; provided that, to the extent there is a conflict between the Agreement and this appendix, the terms of this appendix take precedence over the terms and conditions of the Agreement with regard to the subject matter described herein. All capitalized words have the meaning ascribed to them in Appendix A (Definitions) or as defined in the Agreement.

1.0    SCOPE

This appendix describes the terms and conditions for (a) Integrator’s resale of Services to End Users, (b) Cisco’s direct delivery of the Services to End Users, and (c) Cisco's Support to Integrator. At all times, Cisco shall perform the Services on Integrator’s behalf. In no event will Integrator be deemed to be an agent of Cisco.

2.0    PROCEDURE TO RESELL TECHNICAL SUPPORT SERVICES

Integrator is authorized on a non-exclusive basis to resell Technical Support Services to End Users in accordance with the Agreement and this appendix. Integrator may request such Services as follows:

2.1	Integrator will initiate its request by providing Cisco the following information via the Ordering Tools or Service Contract Center:

2.1.1	all relevant End User information;

2.1.2	a preliminary Equipment List that includes all of the End-User’s Product information to be covered by the Services, including Cisco serial numbers; and

2.1.3	a valid Purchase Order from Integrator to Cisco.

2.2	Upon Cisco's receipt of the information in Section 2.1 above, Cisco will:

2.2.1	validate Product model(s) and serial numbers;

2.2.2	provide an Equipment List and Maintenance Contract Number to Integrator; and

2.2.3	schedule to start providing Services on the date stated in the Equipment List, which may be up to sixty (60) days following the date of the Purchase Order acceptance by Cisco.

3.0    PROCEDURE TO RESELL ADVANCED SERVICES

3.1	Integrator is authorized on a non-exclusive basis to resell Advanced Services to EndUsers in accordance with the Agreement and this appendix. Integrator may request such Services as follows:

3.1.1
Integrator will initiate its request for Advanced Services by providing Ciscowith a request for proposal (RFP) that includes all relevant End User information and requirements for the requested Advanced Services.

3.1.2
Upon Cisco's receipt of the RFP, Cisco will provide to Integrator a quote for Services ("Quote"). A valid Quote will identify (a) the Services and any deliverables (as applicable from the relevant Services Description), (b) the respective responsibilities of Cisco, Integrator and End User, (c) any special terms and conditions, (d) the price for such Services, and (e) the period during which such Services will be provided. Each Quote must (i) be signed by a duly authorized representative of Cisco, and (ii) have a unique Cisco reference number. No Quote will be valid without an accompanying Cisco reference number.

3.1.3	For Integrator's resale of the Advance Services described in the Quote, Integrator will issue to Cisco a Purchase Order referencing the valid Quote.

3.1.4	Upon Cisco's acceptance of the Purchase Order, Cisco will:

(a)	validate the Cisco reference number referred in the Purchase Order;

(b)	assign a particular contract number for the Services to be performed; and

(c)	schedule to start providing the Services within sixty (60) days following the date of Cisco's acceptance of the Purchase Order.

4.0    CISCO'S RIGHTS AND OBLIGATIONS

4.1
Cisco.com Access. Cisco will provide Integrator with an appropriate level of partner access to Cisco.com. This system provides Integrator with technical and general information on Products, as well as access to Cisco's on-line Software Center library.

4.2
Resale of Services.Cisco will make available the Services listed atwww.cisco.com/go/servicedescriptions/ for resale by Integrator. Integrator may distribute these Service Descriptions to it’s End Users. Cisco may provide copies of any of the Services Descriptions to Integrator or an End User. Services are subject to the availability limitations specified in each Services Description and/or Quote.

4.3
Services to Be Provided. For each Service purchased by Integrator, Cisco will makeavailable to End User, on Integrator’s behalf, the Services described in the applicable Services Description and/or the Quote.

4.4	Warranty. For the duration of the Cisco warranty period, Cisco will make availableBug Fixes and Hardware replacement Support to Integrator as follows:

4.4.1	Bug Fixes.

(a)	When required, Cisco will make new Software available to Integrator to correct a problem, or provide a network-bootable Software image, as determined by Cisco.

(b)
Distribution Rights. Cisco grants Integrator the right to distribute Bug Fixes to its End Users entitled to such warranty-related support, provided each such End User is currently licensed to use the Software.

4.4.2
Hardware Support. Cisco will replace Products in accordance with (a) the warranty terms set forth in the published Product warranty provided with the original Product, and (b) in conformance with Cisco's Return Material Authorization (RMA) process.

4.5
Inspection Fee. In order to be eligible to receive the Services as set out herein for (a)Products that have not been previously supported, (b) Products for which support has lapsed, or (c) Other Products, the following will apply:

4.5.1
Cisco may charge an inspection fee for Products and Other Products in accordance with Cisco’s standard fee schedule on the Price List in effect at the time of inspection (any related upgrades, replacements, repairs, or troubleshooting are excluded); and

4.5.2
Integrator shall provide Cisco with such information as Cisco may require to ensure that a valid Software license exists for Software to be supported. If a valid Software license does not exist, Integrator shall pay Cisco the Software license fee for the Software.

4.6
Survey and Inventory Review. Cisco reserves the right to survey an End User foruse in ensuring End User's satisfaction with (a) the Services, and (b) Integrator's and/or Cisco's Support. From time-to-time, Cisco will be entitled to perform an inventory review of an End User's installed base and review serial numbers and other records (upon reasonable advance notice) to validate entitlement. Cisco will charge a Service fee if it finds that unauthorized Services are being provided. For such purposes, Integrator shall timely provide Cisco with End User contact and other relevant information. Upon notice to Integrator, Cisco will be entitled to suspend or terminate any portion of a Service in instances when it is unable to perform an inventory review or otherwise verify End User's entitlement to the Service.

5.0    INTEGRATOR RIGHTS AND OBLIGATIONS

5.1	Integrator will complete the Business Partner Readiness Assessment prior to resaleof any Services hereunder.

5.2
Prior to accepting a purchase order from an End User, Integrator shall ensure EndUser is aware of the contents of the relevant Services Descriptions and End User Obligations by either referring the End User to these documents located at www.cisco.com/go/servicedescriptions/ or providing End User with a current copy of these documents.

5.3	Integrator is responsible for ensuring that End User utilizes Software for use withProducts for which applicable Services and license fees have been paid.

5.4
Integrator will provide to End User confirmation and registration materials for theServices to be performed by Cisco on Integrator's behalf, including, but not limited to, a copy of the Equipment List and Maintenance Contract Number.

5.5
Integrator may take the First Call from the End User and may open a case with Ciscoon behalf of the End User using the applicable Maintenance or other Contract Number(s) and Cisco serial number(s). At all times, End User may call Cisco directly for support.

5.6	Equipment List:

5.6.1	Integrator shall ensure that all Products (including serial numbers) for whichServices are being provided are listed in the Equipment List(s).

5.6.2
Integrator must provide Cisco with at least thirty (30) days advance notice of requested addition(s) to the Equipment List. In addition, at least thirty (30) days advance notice to Cisco is required for Product relocations and service level/Product configuration changes, when applicable. Integrator shall notify Cisco in writing (via facsimile, electronic mail or usingCisco.com) of any Products on the Equipment List that End User has moved to a new location.

5.6.3
Integrator may revise an Equipment List to account for new Products, service level upgrades and Product configuration changes by submitting a Purchase Order to Cisco that requests such revisions. Such Purchase Orders are subject to Cisco's acceptance and any Services requested are subject to availability. For the requested changes, Cisco will charge the pro-rated difference from the date the change is requested to the end of the impacted Equipment List's term.

5.7	Integrator will manage and escalate, in accordance with the Cisco Severity andEscalation Guideline, all calls taken by Integrator on behalf of the End User.

5.8
Integrator’s Warranty Service. Integrator shall provide to its End Users, at noadditional charge, all warranty services applicable to the Products when they were purchased by End User for a minimum of the warranty period set forth in the published Product warranty provided with the original Product. The warranty will commence upon shipment to the Integrator or as otherwise stated in the Product warranty statement shipped with the original Product. The warranty services provided by Integrator must include, at a minimum, the following Software and Hardware replacement services:

5.8.1	Integrator will distribute Bug Fixes to the End User during the warrantyperiod.

5.8.2	Integrator will meet the replacement obligations stated in the then-currentpublished Product warranty applicable to the particular Product sold to the End User.

5.8.3	Returns Coordination. For Products returned to Cisco for replacement, Integrator will:

(a)
Coordinate the return of all failed parts, freight and insurance prepaid, to the location designated by Cisco. For any Products replaced pursuant to the Product warranty terms, Integrator shall return failed/defective Products within ten (10) days after receipt of the replacement Product, otherwise, Cisco may invoice Integrator, and Integrator will pay, the then-current list price of the Product, less Integrator's standard contract discount; and

(b)
(i) properly package all Products prior to shipping to Cisco, (ii) include a written description of the failure; (iii) describe any changes or alterations made to the Product, and (iv) tag each returned Product with the RMA transaction number provided by Cisco. Products returned to Cisco must conform in quantity and serial number to the RMA request.

5.9
Unsupported End User List. If Integrator elects not to support Products under thisappendix at the time of a Product purchase or if, for any reason, a Product becomes unsupported at some point after the Product’s initial deployment, Integrator shall provide Cisco with the End User’s information, including but not limited to End User name, address and phone number, within 90 days of the Product becoming unsupported. Integrator authorizes Cisco to contact the End User for the express purpose of contracting directly with End User for support services for the unsupported Product identified by Integrator.

5.10
Renewals. Prior to expiration of a service contract: (a) Cisco, or its authorizedagents, may send reminders to both Integrator and its End User; and (b) upon request by Cisco, Integrator will reconfirm the End User’s identity and service contract numbers of the expiring service contract(s); and (c) Integrator will (i) initiate the renewal process with its End User and forward to Cisco the completed renewal with Purchase Order or (ii) notify Cisco of Integrator’s intent to cancel Services. If, upon the expiration date of Cisco services for the Equipment, Cisco has not received a purchase order for the renewal, Cisco, or its authorized agents, may contact the End User to arrange for the renewal of Cisco services for the subject Equipment either directly with Cisco or via another Cisco-authorized reseller.

6.0    PRICE AND PAYMENT TERMS

6.1	Discounts.

6.1.1
The price for Technical Support Services and Remote Management Services to Integrator from the Effective Date through September 30, 2007, and for each subsequent twelve month period (October 1st through September 30th), is calculated by applying Cisco's then-current service list price less the applicable discount calculated during the applicable period according to the Attach Rate methodology described in the following Section.

6.1.2
Determination of Attach Rate. Attach Rate is calculated by Integrator's total monetary value (U.S. Dollars) of all serviceable Hardware items sold by Integrator with Cisco service coverage attached in the current Measurement Period and translated to SMARTnet Global List Price at the Next Business Day ("NBD") Service level) divided by the total monetary value (U.S. Dollars) of all serviceable Hardware items sold by Integrator with Cisco service coverage available to be attached in the current Measurement Period and translated to SMARTnet Global List Price at the Next Business Day ("NBD") Service level. The result is rounded for purposes of Attach Rate determination. For example, an Attach Rate of 74.95% is rounded up to 75% and an Attach Rate of 74.94% is rounded down to 74.9%.

Attach Rates and Discount from the Effective Date through September 30, 2007:

Attach Rate	Discount
0% to <60%	15%
60% to <75%	20%
≥75%	25%

Attach Rates and Discount for each subsequent twelve month period after September 30, 2007:

Attach Rate	Discount
0% to <60%	17%
60% to <70%	20%
≥70%	23%

Examples:

In the applicable twelve (12) month period Integrator purchased 8 devices (6 of Device A and 2 of Device B) and sold support on 4 of Device A and 2 of Device B. The NBD price for Device A is $50 and for Device B is $10. The Attach Rate is actual Service sold (4x$50 plus 2x$10) divided by total dollar value of Service (6x$50 plus 2x$10). 220/320= 68.8% which represents the Attach Rate with a corresponding discount of 20%.

Multi-Year Scenario: In the applicable twelve (12) month period Integrator purchased 1 device (1 of Device A) and sold 3 year support on the 1 device. The NBD three year price for the Device A is $150. The Attach Rate is calculated by dividing the multi-year price by the number of years covered (in this case, three years or $150/3) and crediting the first year Attach Rate actual performance and Attach Rate opportunity ($50). The Attach Rate actual performance is the one year NBD value of service sold ($50) divided by the one year NBD value of the total dollar value of Service ($50) and represents an Attach Rate of 100% with a corresponding discount of 25%.

6.1.3
Cisco will review Integrator's actual service sales Attach Rates at the time the Integrator renews the Agreement with Cisco and at twelve month intervals during the term of the Agreement. Cisco reserves the right to adjust Integrator's resale discount at the time of review. Any adjustment to the resale discount will be communicated in writing to the Integrator by Cisco.

6.1.4
Integrator must have purchased Product for a minimum of twelve months in order to determine the Attach Rate. If Integrator has less than twelve months of Product purchases, Integrator's discount will be the minimum discount under the applicable Attach Rate table.

6.1.5	Upon renewal of the Equipment List(s), the discount will be the corresponding discount associated with the Attach Rate.

6.1.6
The discounts listed above are not applicable for the initial twelve (12) month period of support for Other Products by Integrator when Integrator resells Cisco brand services. Integrator discount for Other Products shall be fifteen percent (15%) during the initial twelve (12) month of support by Integrator.

6.2
The discounts listed above do not apply to Integrator’s resale of Advanced Services.Integrator’s discount for Advanced Services shall be stipulated in the Quote provided by Cisco's Performance Metrics Central ("PMC"). Integrator's Attach Rate performance will be calculated and updated monthly and available at Cisco's PMC tool on Cisco.com. From the PMC tool, Integrator will be able to view the status of Attach Rate on an on-going basis.

6.3	All Services are invoiced annually in advance and payable within thirty (30) days fromthe invoice date in U.S. Dollars unless otherwise agreed to in the Agreement in writing.

6.4
All prices in the Equipment List(s) are exclusive of any taxes and duties which, if applicable, shall be paid by Integrator. Applicable taxes are billed as a separate item. Integrator will be billed for time and material fees and the Product list price of replaced Products not returned to Cisco.

6.5
Integrator is free to determine its resale prices unilaterally. Integrator understands that neither Cisco, nor any employee or representative of Cisco, may give any special treatment (favorable or unfavorable) to Integrator as a result of Integrator's selection of resale prices. No employee or representative of Cisco or anyone else has any authority to specify what Integrator's resale prices for the Services must be, or to inhibit in any way, Integrator's pricing discretion with respect to the Services.

6.6	Support for Other Products. Integrator may support Other Products if Integrator provides Cisco with the following:

6.6.1	a notification of Integrator’s intent to support Other Products, and

6.6.2	a letter from the End User that requests the Service from the Integrator and has an attached list of the Product(s) and serial number(s) to be supported.

7.0    GENERAL

7.1
Entitlement. Integrator acknowledges that Cisco has the right to verify an End User'sentitlement to receive Services, and that End User is entitled to receive Services only for Products for which Integrator has paid the applicable license and support fees to Cisco. Integrator agrees to assist Cisco with enforcement of End User entitlement as necessary, including, without limitation, providing serial number(s) to Cisco and enabling Cisco to undertake inventory review(s), as set forth in section 4.6 above.

7.2
Disclosure of Contract Information.In addition to all other obligations of confidentiality, Integrator shall not disclose to any third party (a) any of the information contained in this appendix, or (b) Integrator's Agreement number.

7.3
Software License. Integrator acknowledges that it may receive Software as a resultof services provided under this appendix. Integrator agrees that it is licensed to distribute such Software only for Products covered under this appendix and subject to the non-transferable, non-reusable terms and conditions of the Software license granted with each original purchase of the Products and for which all applicable fees have been paid. Integrator shall not upgrade any End User to a feature set other than that which was licensed at the time of each End User’s original Product purchase unless applicable license fees are paid to Cisco.

7.4	Third Party Services. Cisco reserves the right to subcontract the provision of all or part of the Services to a third party.

7.5	Term, Termination and Suspension of Performance.

7.5.1
In addition to all rights and remedies which it may have under theAgreement, Cisco may terminate this appendix with respect to some or all Products covered under this appendix, whether or not Products were purchased prior to or subsequent to the Effective Date, or suspend performance required of Cisco under this appendix, immediately upon Notice if:

(a)	Integrator fails to provide the Unsupported End User List pursuant to Section 5.9 within thirty (30) days after the end of the previous quarter and after Notice from Cisco;

(b)	Integrator fails to pay for the Services when due and fails to make such payment within fifteen (15) days after notice from Cisco of such past due payment;

(c)
Integrator breaches the provisions of Sections 7.2, 7.3 and/or any of the material provisions of this appendix and fails to remedy such breach within thirty (30) days after written notification by Cisco to Integrator of such breach;

(d)	Cisco discontinues Service for one or more of the Products for whatever reason or elects to discontinue Service that is the subject of this appendix; or

(e)	the Agreement terminates.

Upon expiration or termination as specified in the Agreement, (i) all rights and licenses of Integrator hereunder shall terminate, (ii) Integrator shall not make any representation that it provides the Services described hereunder, and (iii) End User access to Cisco.com granted hereunder shall terminate. Cisco will have the right to seek payment for Services directly from the End User in the event Integrator does not remit payment to Cisco pursuant to the payment terms.

7.5.2	Either party may at any time terminate this appendix for convenience, for any reason or no reason, by providing the other party with ninety (90) days prior written notice of termination.

7.5.3	This appendix will be coterminous with the Agreement.

7.5.4
In the event Cisco’s support obligations to Integrator with respect to anEquipment List for which payment has been received by Cisco prior to the expiration of the term set out in Section 7.5.1(d), 7.5.2, or 7.5.3 of this appendix extend beyond such term, as applicable; and provided that Integrator complies with the terms of the Agreement and its obligations in this appendix, Cisco will provide support to Integrator for the term of such Equipment List provided that the maximum period of support shall not exceed three (3) years from the date of such Equipment List.

7.6
Representations and Warranties. Integrator will not make any representations orwarranties on behalf of Cisco, except as expressly authorized herein or as expressly authorized by Cisco in writing. Neither party will create any obligation to End Users on behalf of the other, nor commit the resources of the other to End Users.

7.7
Independent Contractors. The relationship of Cisco and Integrator established by this appendix is that of independent contractors, and nothing contained in this appendix shall be construed to (a) give either party the power to direct and control the day-to-day activities of the other, (b) constitute the parties as joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow Integrator to create or assume any obligation on behalf of Cisco for any purpose whatsoever. All financial obligations associated with Integrator's business are the sole responsibility of Integrator. All sales and other agreements between Integrator and its End Users are Integrator's exclusive responsibility and shall have no effect on Integrator's obligations under this Agreement. Integrator shall be solely responsible for, and shall indemnify and hold Cisco free and harmless from, any and all claims, damages or lawsuits (including Cisco's attorneys' fees) arising out of the acts of Integrator, its employees or its agents.

7.8
Indemnification. Integrator hereby indemnifies and holds Cisco harmless from anyclaim, loss, damage or expense, including reasonable court costs and attorneys’ fees, resulting from any claim made by an End User against Cisco hereunder as a third party beneficiary or otherwise. This Section 7.8 shall not limit Cisco's obligations, subject to the terms and conditions of this Agreement, to provide the Services described herein.

7.9	Survival. Sections 7.2, 7.5.4 and 7.8 of this appendix shall survive termination of this appendix.

8.0    CONTRACTING WITH U.S. FEDERAL GOVERNMENT AGENCIES

The following additional provisions or modifications will only apply when Integrator contracts with U.S. Federal Government Agencies and has been granted the resale rights in Section 2 (“Scope”) of the Agreement:

8.1	The definition for Services shall read as follows:

“Services" mean the Cisco brand Services described in the corresponding Services Description, listed on the then current Price List and which are available to Integrator for resale to an End User in accordance with the terms of this appendix. In the event Services are resold to Federal Government agencies, such Services are considered “commercial items” as defined under the Federal Acquisition Regulation (“FAR”) 2.101.

8.2	Integrator will not grant End User any greater rights to Cisco Support than Cisco grants to Integrator in the Agreement and appendix.

8.3
Any partial year support agreements (period of performance less than twelve (12)months) will include an additional ten percent (10%) adjustment; and/or requests for any payment term other than pre-paid twelve (12) months in advance will include an additional ten percent (10%) adjustment.

8.4	The Other Product discount of fifteen (15%) percent shall not apply. Integrator’searned discount shall apply.

9.0    WARRANTY

NOTHING IN THIS EXHIBIT WILL AFFECT THE WARRANTIES PROVIDED WITH ANY HARDWARE PURCHASED OR SOFTWARE LICENSED BY INTEGRATOR AND/OR END USER. ANY AND ALL SERVICES PROVIDED HEREUNDER WILL BE PERFORMED IN A

WORKMANLIKE MANNER. EXCEPT AS SPECIFIED IN THIS SECTION, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF THE PURPOSE IS KNOWN TO CISCO), SATISFACTORY QUALITY, AGAINST INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE GREATEST EXTENT ALLOWED BY APPLICABLE LAW. INTEGRATOR MUST NOTIFY CISCO PROMPTLY OF ANY CLAIMED BREACH OF ANY WARRANTIES. INTEGRATOR’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY WILL BE, AT CISCO’S OPTION, RE-PERFORMANCE OF THE SERVICES; OR TERMINATION OF THE APPLICABLE SERVICE ON THE EQUIPMENT LIST AND RETURN OF THE UNUSED PORTION OF THE FEES PAID TO CISCO BY INTEGRATOR FOR SUCH NON-CONFORMING SERVICES. THIS DISCLAIMER AND EXCLUSION WILL APPLY EVEN IF THE EXPRESS WARRANTY AND LIMITED REMEDY SET FORTH ABOVE FAILS OF ITS ESSENTIAL PURPOSE. THE WARRANTY PROVIDED IS SUBJECT TO THE LIMITATION OF LIABILITY SET FORTH IN THIS EXHIBIT. INTEGRATOR SHALL NOT MAKE ANY WARRANTY COMMITMENT, WHETHER WRITTEN OR ORAL, ON CISCO’S BEHALF.

10.0    CHANGE IN SCOPE

Cisco reserves the right to make changes to the scope and content of this appendix, including terminating the availability of a given Service, at any time upon ninety (90) days prior written notice and such changes shall become effective upon the next October 1st. If Integrator does not agree with a change of scope or content, Integrator may terminate this appendix in accordance with Section 7.5.

EXHIBIT I – APPENDIX E DEFINITIONS

The following definitions shall apply to this appendix:

"Advanced Services" means the proactive Services identified as Advanced Services at www.cisco.com/go/servicedescriptions/.

"Attach Rate" measures the service sold and entitled prior to the subsequent Aug 1st – July 31st ("Measurement Period") on Products shipped from Cisco during the twelve (12) month period from May 1st-April 30th, three months prior to the start of the subsequent Measurement Period. Service coverage which expires prior to the subsequent Measurement Period must have been active for a minimum of three-hundred sixty-five (365) days to be included in the numerator of the Attach Rate calculation.

"Business Partner Readiness Assessment ("BPRA")" means an assessment performed by Cisco to measure the maturity of Integrator's e-business capabilities.

"Bug Fix" means an error correction, patch or workaround for the Software which Cisco provides to Integrator.

"End User Obligations" means the obligations posted at www.cisco.com/go/servicedescriptions/ with which End Users shall comply when purchasing Services, in addition to the End User responsibilities set out in the Services Descriptions.

"Equipment List" means the list of Hardware and/or Software for which Cisco provides Services.

"First Call" means the initial call made by the End User when requesting assistance with Product.

"Maintenance Contract Number" means the reference number assigned by Cisco for each Service purchased from Cisco.

"Ordering Tool" means a tool that Integrator may use to order Service detailed herein via Cisco.com.

"Other Product" means Product which an End User acquired from a source other than Integrator.

“Remote Management Services” means the monitoring services identified as Cisco Unified Communications Remote Management Services at www.cisco.com/go/servicedescriptions/.

"Services Description" means the description of the Services, as of the purchase date of such Services, to be made available by Cisco to End Users through Integrator, and the terms and conditions under which Cisco provides those Services. Each available Service has its own Service Description, which can be found at www.cisco.com/go/servicedescriptions/.

"Support" means the assistance provided by Cisco to Integrator under the terms of this appendix.

"Service Contract Center" means a tool on Cisco.com that Integrator may use to order Service, renew orders and asset management of its installed base.

"Services" mean the Cisco brand Services available for resale by Integrator, which can be found at www.cisco.com/go/servicedescriptions/.

"Technical Support Services" means Services that provide both essential proactive and reactive operation and maintenance support Services identified as Technical Support Services at www.cisco.com/go/servicedescriptions/.

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